Exhibit 99.1

For Release: May 4, 2011	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
May 5, 2011, 10:00 A.M. (ET)		Phone: 540-949-3447
Domestic dial in number: 1-877-317-6789		Email: wamplerwes@ntelos.com
International dial in number: 1 412-317-6789
Canada dial in number: 1-866-605-3852
Replay number: 1-877-344-7529
International replay number: 1-412-317-0088
Confirmation ID: 450730
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports First Quarter 2011

Operating Results

First Quarter 2011 Record Operating Revenues of $155.5 Million

NTELOS Net Income of $10.8 Million for First Quarter 2011

First Quarter 2011 Sprint Wholesale Revenues Reach an All-Time High

First Quarter 2011 Adjusted EBITDA of $60.0 million

WAYNESBORO, VA – May 4, 2011 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in seven Mid-Atlantic states today announced operating results for its first quarter of 2011.

Operating highlights include:

•	Adjusted EBITDA (a non-GAAP measure) for first quarter 2011 of $60.0 million, representing a 39% margin

•	Wireless postpay gross additions for first quarter 2011 up 5% from first quarter 2010

•	Smartphone and data card sales represented 58% of wireless postpay gross additions for the quarter

•	Wireless Sprint wholesale revenues for first quarter 2011 were $31.0 million, a quarterly record

•	Record Wireline Adjusted EBITDA of $24.6 million for the quarter, including a full quarter of FiberNet results

“Our postpay subscriber gross additions reflect solid growth over first quarter last year as relocated or retrofitted Company stores are showing strong year-over-year gains and we achieved our best smartphone sales quarter ever,” said James A. Hyde, CEO of NTELOS Holdings Corp. “This bodes well for future wireless revenues and continued growth in data revenues. Additionally, on the strength of continuing gains in data usage, our Sprint wholesale revenues reached an all-time high for the quarter.”

Recent Developments

Repricing of Term Loan: On March 15, 2011, the Company announced that it had entered into an amendment to its Credit Agreement related to the existing $751 million term loan. The amendment provides for a repricing of the term loan and will improve the Company’s overall cost of borrowing by reducing the applicable interest rate. The new pricing on the first lien term loan was set at LIBOR plus 3.00%, with a LIBOR minimum of 1% and was entered into at par. The previous pricing was LIBOR plus 3.75%, with a LIBOR minimum of 2%. At current debt levels and LIBOR rates, this repricing would result in annualized interest savings of more than $13 million.

Declaration of Dividend: On May 2, 2011, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.28 per share to be paid on July 14, 2011 to stockholders of record on June 15, 2011.

Separation Update: On December 7, 2010, the Company’s board of directors unanimously approved a proposed plan to create separate wireless and wireline businesses by spinning off the wireline business into a publicly traded company. The Company has filed applications seeking approval of the pending wireline separation with all material regulatory agencies. In addition, NTELOS has submitted its request for a Private Letter Ruling with the IRS seeking confirmation that the separation will qualify for tax free treatment. It is expected that the initial Form 10 filing with the SEC will be made in the near future.

Business Segment Highlights

Wireless

•

Wireless operating revenues for the first quarter 2011 were $104.8 million, up 1% from first quarter 2010 due primarily to a $4.1 million increase in wholesale revenues. Subscriber revenues were $65.2 million compared to $67.7 million and $66.3 million in first quarter 2010 and fourth quarter 2010, respectively.

•

Adjusted EBITDA for Wireless was $36.7 million for the first quarter 2011. Revenues from the Sprint wholesale agreement were $31.0 million for first quarter 2011, up 15% from first quarter 2010 and achieving an all time record. Excluding support from the contracted minimums, revenues from Sprint wholesale were up 30% in first quarter 2011, from $23.8 million of calculated revenue underlying the minimums for first quarter 2010. First quarter 2011 total subscriber churn was 3.5%, consistent with the previous quarter.

•

Sales of smartphones represented 41% of postpay gross additions for first quarter 2011 compared to 12% in first quarter 2010. Additionally, device upgrades for smartphones for existing customers were nearly 8,200 for first quarter 2011 compared to approximately 4,500 for the same quarter last year. Resulting data revenues will benefit future periods, while the increased costs of acquisition for these devices were recognized in the first quarter of this year.

•

Retail wireless subscribers were 429,510 at March 31, 2011. Wireless postpay subscribers were 301,656 at quarter end with postpay gross subscriber additions for first quarter 2011 of 17,860, up 5% from first quarter 2010. Postpay sales through seven Company managed stores relocated or retrofitted in the last nine months of 2010 were up 53% in first quarter 2011, compared to first quarter 2010. Similar relocations or retrofits were completed for an additional seven stores during the first three months of 2011 and 13 more stores are planned for the remainder of 2011.

•

Prepay gross subscriber additions were 24,992, up from 22,899 in the previous quarter. First quarter 2011 prepay net subscriber additions were 1,921, resulting in 127,854 prepay subscribers at quarter end. More than 78% of prepay customers have taken plans of $50 or greater since the launch of tax-inclusive rate plans in early February, compared to a 20% take rate of plans at these levels in first quarter 2010.

•

Postpay ARPU was $57.41 for the first quarter of 2011, up 2% from an ARPU of $56.29 in the same quarter last year. Postpay data ARPU continued solid growth in the first quarter, increasing $3.61, or 30%, from $11.84 in first quarter 2010 to $15.45. Sequentially, postpay data ARPU was up 6%, or $0.84, compared to fourth quarter 2010.

“Continued strength of postpay gross additions and the growing percentage of smartphones and data cards in the postpay and prepay base are significantly positive indicators for wireless,” said Hyde. “While involuntary churn remains a challenge, our focus on the customer experience has helped to stabilize voluntary churn and we remain confident in improving longer range wireless subscriber and financial results.”

Wireline

•

Wireline operating revenues for the first quarter 2011 were $50.6 million, inclusive of the results of FiberNet, acquired on December 1, 2010, compared to $33.4 million for first quarter 2010. Adjusted EBITDA for Wireline was $24.6 million for the first quarter 2011, reflecting the first full quarter of FiberNet results, compared to $18.6 million in first quarter 2010.

•

Competitive Wireline: Representing 73% of total wireline revenues, Competitive revenues for first quarter 2011 were $37.1 million, inclusive of FiberNet, compared to $19.1 million in first quarter 2010. Revenues from Enterprise Data Services continued to grow significantly as the Company began to transition the focus of FiberNet revenue streams from voice to high-speed data services, to better leverage NTELOS’ 5,800 route mile network. Growth from data products was mitigated by decreases primarily in CLEC voice, long distance revenues and other legacy products. Adjusted EBITDA for Competitive Wireline, reflecting FiberNet results, was $14.7 million for the first quarter 2011 compared to $8.5 million in first quarter 2010.

•

RLEC: RLEC revenues for the first quarter of 2011 were $13.6 million, 27% of total wireline, and were down 5% from first quarter 2010 as an increase in access revenues only partially offset revenue losses related to a decline in access lines. RLEC adjusted EBITDA, with a margin of 73%, was $9.9 million for first quarter 2011, compared to $10.0 million in first quarter 2010.

“Our integration of the FiberNet business remains ahead of schedule with three of four billing systems converted and we are beginning to recognize expected synergies,” stated Hyde. “Our sales efforts are focused on enterprise data products and wireless backhaul. Lead times are longer for these products, but we are seeing a pickup in orders and believe that these new revenues will soon offset anticipated losses from legacy low-margin voice products.”

###

Business Outlook

The Company will provide 2011 financial guidance updates on the First Quarter 2011 Earnings Conference Call scheduled for May 5, 2011 at 10:00 A.M. ET.

Statements made will be based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, and costs related to the planned separation of the wireless and wireline companies.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS) is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including nationwide wireless voice and data services, local and long distance telephone, high capacity transport, networking and high-speed Broadband data services and IPTV-based video products. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; our ability to successfully integrate the operations of the FiberNet business; the failure to realize synergies and cost savings from the acquisition of the FiberNet business or delay in realization thereof; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in our roaming rates and wireless handset subsidy costs; the potential for Sprint to build networks in our markets; federal and state regulatory fees, requirements and developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our reliance on certain suppliers and vendors; Failure to complete the business separation of the wireless and wireline operations in an orderly fashion as currently structured and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
(in thousands)

ASSETS
Current Assets
Cash	$21,639	$15,676
Restricted cash [1]	9,210	9,210
Accounts receivable, net	54,598	55,988
Inventories and supplies	5,902	7,120
Other receivables	2,168	2,390
Income tax receivable	1,115	11,008
Prepaid expenses and other	16,593	12,193

	111,225	113,585

Securities and investments	1,299	1,236

Property, plant and equipment, net	577,075	570,358

Other Assets
Goodwill	195,915	195,915
Franchise rights	32,000	32,000
Other intangibles, net	78,130	83,237
Radio spectrum licenses in service	115,449	115,449
Radio spectrum licenses not in service	16,861	16,859
Deferred charges and other assets	15,435	15,474

	453,790	458,934

Total Assets	$1,143,389	$1,144,113

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$8,745	$8,567
Accounts payable	32,391	32,004
Dividends payable	11,784	11,749
Advance billings and customer deposits	23,585	23,227
Accrued compensation	5,482	8,799
Accrued interest	84	3,727
Income tax payable	514	—
Accrued operating taxes	4,037	3,195
Other accrued liabilities	7,090	7,068

	93,712	98,336

Long-Term Liabilities
Long-term debt	739,544	740,640
Other long-term liabilities	129,749	125,886

	869,293	866,526

Equity	180,384	179,251

Total Liabilities and Equity	$1,143,389	$1,144,113

[1]

During 2010, the Company received Federal stimulus awards, providing 50% funding, to bring broadband services and infrastructure to Alleghany County, Virginia and to provide wireless broadband service and infrastructure to Hagerstown, Maryland. The Company was required to deposit 100% of its portion for both grants ($9.2 million) into pledged accounts in advance of any reimbursements, to be drawn down ratably following reimbursement approvals.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

	Three months ended:
(in thousands, except per share amounts)	March 31, 2011	March 31, 2010

Operating Revenues	$155,531	$137,551

Operating Expenses [1]

Cost of sales and services (exclusive of items shown separately below)	52,932	43,293

Customer operations	34,371	30,969

Corporate operations [2,3]	11,133	10,289

Depreciation and amortization	25,390	21,528

Accretion of asset retirement obligations	193	124

	124,019	106,203

Operating Income	31,512	31,348

Other Income (Expenses)
Interest expense	(11,006)	(10,090)
Loss on derivatives	(148)	—
Other (expense) income, net	(1,536)	67

	18,822	21,325

Income Tax Expense	7,576	8,595

Net Income	11,246	12,730

Net Income Attributable to Noncontrolling Interests	(457)	(219)

Net Income Attributable to NTELOS Holdings Corp.	$10,789	$12,511

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders:

Income per share - basic	$0.26	$0.30
Income per share - diluted	$0.26	$0.30

Weighted average shares outstanding - basic	41,446	41,216
Weighted average shares outstanding - diluted	41,994	41,540

Cash Dividends Declared per Share - Common Stock	$0.28	$0.28

Note: First quarter 2011 includes the operating results of FiberNet, acquired on December 1, 2010.

[1]

Includes equity-based compensation charges related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions of $1.8 million for the first quarter of 2011 and $1.2 million for the first quarter of 2010.

[2]

First quarter 2010 included a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information.

[3]	First quarter 2011 includes $1.1 million of legal and consulting services costs in connection with plans to separate the wireless and wireline operations.

NTELOS Holdings Corp.

Summary of Operating Results

	Three months ended:
(in thousands)	March 31, 2010	March 31, 2011
Operating Revenues
Wireless PCS Operations	$104,045	$104,793
Subscriber Revenues	67,712	65,176
Wholesale/Roaming Revenues, net	28,319	32,373
Equipment Revenues	7,650	6,863
Other Revenues	364	381

Wireline Operations
Competitive Wireline	19,139	37,054
RLEC	14,235	13,585

Wireline Total	33,374	50,639
Other	132	99

	$137,551	$155,531

Operating Expenses

(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, equity-based compensation, acquisition related charges and costs related to the planned separation of the wireless and wireline companies, a non-GAAP Measure of operating expenses)

Wireless PCS Operations	$65,943	$68,100
Cost of Sales and Services
Cost of Sales - Equipment	8,307	8,687
Cost of Sales - Access & Other	9,194	8,454
Maintenance and Support	14,999	16,243
Customer Operations	26,783	28,241
Corporate Operations	6,660	6,475

Wireline Operations
Competitive Wireline	10,599	22,410
RLEC	4,200	3,639

Wireline Total	14,799	26,049

Other [1]	2,585	1,348

	$83,327	$95,497

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$38,102	$36,693

Wireline Operations
Competitive Wireline	8,540	14,644
RLEC	10,035	9,946

Wireline Total	18,575	24,590

Other [1]	(2,453)	(1,249)

	$54,224	$60,034

Capital Expenditures
Wireless PCS Operations	$10,079	$7,740

Wireline Operations
Competitive Wireline	10,453	10,825
RLEC	2,585	5,424

Wireline Total	13,038	16,249
Other	1,984	2,158

	$25,101	$26,147

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)
Wireless PCS Operations	$28,023	$28,953

Wireline Operations
Competitive Wireline	(1,913)	3,819
RLEC	7,450	4,522

Wireline Total	5,537	8,341

Other [1]	(4,437)	(3,407)

	$29,123	$33,887

[1]

First quarter 2010 includes a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

	Three months ended:
(in thousands)	March 31, 2010	March 31, 2011

Net income attributable to NTELOS Holdings Corp.	$12,511	$10,789
Net income attributable to noncontrolling interests	219	457

Net Income	12,730	11,246

Interest expense	10,090	11,006
Loss on derivatives	—	148
Income taxes	8,595	7,576
Other expense (income)	(67)	1,536

Operating income	$31,348	$31,512

Wireless	$23,639	$22,028
Competitive Wireline	4,728	7,112
RLEC	6,450	6,278
Other	(3,469)	(3,906)

Operating income	$31,348	$31,512

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

	2010					2011
(dollars in thousands)	Wireless PCS	Competitive Wireline	RLEC	Other	Total	Wireless PCS	Competitive Wireline	RLEC	Other	Total
For The Three Months Ended March 31
Operating Income	$23,639	$4,728	$6,450	$(3,469)	$31,348	$22,028	$7,112	$6,278	$(3,906)	$31,512
Depreciation and amortization	14,090	3,863	3,488	87	21,528	14,297	7,435	3,558	100	25,390

Sub-total:	37,729	8,591	9,938	(3,382)	52,876	36,325	14,547	9,836	(3,806)	56,902

Accretion of asset retirement obligations	188	(69)	5	—	124	165	22	6	—	193
Equity-based compensation	185	18	92	929	1,224	203	61	104	1,456	1,824
Acquisition related charges [1]	—	—	—	—	—	—	14	—	27	41
Proposed business separation charges [2]	—	—	—	—	—	—	—	—	1,074	1,074

Adjusted EBITDA	$38,102	$8,540	$10,035	$(2,453)	$54,224	$36,693	$14,644	$9,946	$(1,249)	$60,034

Adjusted EBITDA Margin	36.6%	44.6%	70.5%	NM	39.4%	35.0%	39.5%	73.2%	NM	38.6%

[1]	Acquisition related charges represent legal and professional fees related to the acquisition of FiberNet that closed on December 1, 2010.
[2]	First quarter 2011 includes $1.1 million of legal and consulting services costs in connection with plans to separate the wireless and wireline operations.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	3/31/2010	6/30/2010	9/30/2010	12/31/2010	3/31/2011
Wireless Subscribers	445,277	439,348	433,698	432,433	429,510

RLEC Total Access Lines	37,718	37,075	36,233	35,422	34,920

CLEC Access Lines [1]	49,522	49,357	49,474	134,071	129,724

RLEC Broadband Customers [2]	14,647	14,706	14,728	14,706	14,673

Total Broadband Connections [2]	24,166	24,802	25,302	32,994	33,453

Video Subscribers	2,203	2,345	2,669	2,849	2,997

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes customers or customer equivalents for DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	3/31/2010	6/30/2010	9/30/2010	12/31/2010	3/31/2011
Total Wireless Subscribers
Beginning Subscribers	438,529	445,277	439,348	433,698	432,433
Prepay	131,783	142,427	136,289	128,018	125,664
Postpay	306,746	302,850	303,059	305,680	306,769

Gross Additions	48,047	33,477	38,935	44,188	42,852
Prepay	31,062	16,825	17,484	22,899	24,992
Postpay	16,985	16,652	21,451	21,289	17,860

Disconnections	41,299	39,406	44,585	45,453	45,775
Prepay	20,222	22,760	25,539	25,194	23,071
Postpay	21,077	16,646	19,046	20,259	22,704

Net Additions (Losses)	6,748	(5,929)	(5,650)	(1,265)	(2,923)
Prepay	10,840	(5,935)	(8,055)	(2,295)	1,921
Postpay	(4,092)	6	2,405	1,030	(4,844)

Ending Subscribers	445,277	439,348	433,698	432,433	429,510
Prepay	142,427	136,289	128,018	125,664	127,854
Postpay	302,850	303,059	305,680	306,769	301,656

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:
	March 31, 2010	March 31, 2011

Average Subscribers (weighted monthly)	441,781	431,309

Gross Subscriber Revenues ($000)	$67,927	$65,729
Revenue Accruals & Deferrals	(138)	(425)
Eliminations & Other Adjustments	(77)	(128)

Net Subscriber Revenues ($000)	$67,712	$65,176

Average Monthly Revenue per Subscriber/Unit (ARPU) [1]	$51.25	$50.80

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1]	$56.29	$57.41

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$10.83	$14.54

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$11.84	$15.45

Strategic Network Alliance Revenues ($000)
Home Voice	$14,435	$16,414
Travel Voice	4,239	4,640

Total Voice	18,674	21,054

Home Data	3,368	4,595
Travel Data	1,803	5,395

Total Data	5,171	9,990

Revenue Minimum Adjustment	3,216	—

Total	$27,061	$31,044

Monthly Postpay Subscriber Churn	2.3%	2.5%

Monthly Blended Subscriber Churn	3.1%	3.5%

Total Cell Sites (period ending)	1,251	1,315

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	1,065	1,093

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	762	772

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless ARPU Reconciliation

	Three months ended:
	March 31, 2010	March 31, 2011
Average Revenue per Handset/Unit (ARPU) [1]
(amounts in thousands except for subscribers and ARPU)

Operating Revenues	$137,551	$155,531
Less: Wireline and other operating revenue	(33,506)	(50,738)

Wireless communications revenue	104,045	104,793
Less: Equipment revenue from sales to new customers	(3,075)	(2,104)
Less: Equipment revenue from sales to existing customers	(4,575)	(4,759)
Less: Wholesale revenue	(28,319)	(32,373)
Plus (Less): Other revenues, eliminations and adjustments	(149)	172

Wireless gross subscriber revenue	$67,927	$65,729

Less: Paid in advance subscriber revenue	(16,261)	(12,956)
(Less) Plus: Adjustments	(214)	(394)

Wireless gross postpay subscriber revenue	$51,452	$52,379

Average subscribers	441,781	431,309

Total ARPU	$51.25	$50.80

Average postpay subscribers	304,670	304,100

Postpay ARPU	$56.29	$57.41

Wireless gross subscriber revenue	$67,927	$65,729
Less: Wireless voice and other feature revenue	(53,573)	(46,921)

Wireless data revenue	$14,354	$18,808

Average subscribers	441,781	431,309

Total Data ARPU	$10.83	$14.54

Wireless gross postpay subscriber revenue	$51,452	$52,379
Less: Wireless postpay voice and other feature revenue	(40,629)	(38,287)

Wireless postpay data revenue	$10,823	$14,092

Average postpay subscribers	304,670	304,100

Postpay data ARPU	$11.84	$15.45

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.